Filed pursuant to Rule 424(b)(7)
Registration Statement No. 333-223033

Prospectus Supplement No. 10
(To Prospectus dated April 27, 2018)

ALTA MESA RESOURCES, INC.

34,500,000 Shares of Class A Common Stock Issuable upon Exercise of
Outstanding Public Warrants
341,740,095 Shares of Class A Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated April 27, 2018, as supplemented by Prospectus Supplement No. 1 dated May 3, 2018, Prospectus Supplement No. 2 dated May 22, 2018, Prospectus Supplement No. 3 dated May 31, 2018, Prospectus Supplement No. 4 dated June 19, 2018, Prospectus Supplement No. 5 dated July 9, 2018, Prospectus Supplement No. 6 dated August 14, 2018, Prospectus Supplement No. 7 dated August 15, 2018, Prospectus Supplement No. 8 dated November 14, 2018, and Prospectus Supplement No. 9 dated December 27, 2018 (collectively, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-223033). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement includes information to update the selling stockholders table in the Prospectus. This prospectus supplement is incorporated by reference into the Prospectus.

This prospectus supplement is not complete without the Prospectus and may not be delivered or utilized except in connection with the Prospectus with respect to the securities described above, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, as supplemented to date, and this prospectus supplement is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” ON PAGE 10 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 4, 2019

SELLING STOCKHOLDERS

The following table is provided to update the selling stockholders table in the Prospectus and supersedes the table appearing under the caption “Selling Stockholders” beginning on page 164 of the prospectus. We may amend or supplement the information in this prospectus supplement from time to time in the future to update or change the information with respect to the selling stockholders.

As of November 14, 2018, we had 175,957,183 shares of Class A Common Stock and 204,921,888 shares of Class C Common Stock issued and outstanding. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire such securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days. Since securities held by a person that represent the right to acquire shares of stock are included in that person’s beneficial ownership calculation for purposes of determining the percentage of that class owned but not included in the calculation of the percentage of that class owned by other persons, the percentages shown below may exceed 100%.

	Number of Shares of Common Stock Owned Prior to Offering (1)				Maximum Number of Shares of Class A Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Class A Common Stock Owned After Offering
Name of Selling Stockholder (1)	Class A Common Stock	Percent	Class C Common Stock	Percent			Percent
Investment vehicles affiliated with Riverstone Holdings (2)	65,776,000	33.5%	20,000,000	9.8%	88,466,666	25,776,000	13%
High Mesa Holdings, LP (3)	—	—	180,391,613	71.8%	179,193,679	1,197,934	*
KFM Holdco, LLC (4)	—	—	29,303,177	13.4%	29,303,857	—	—
HPS Investment Partners (4)(5)	—	—	32,345,818	15.8%	32,345,818	—	—
MME Mission Hope, LLC (6)	2,752,312	1.5%	518,300	*	3,270,612	—	—
Zavanna LLC (7)	1,065,418	*	—	—	1,065,418	—	—
* Less than 1%.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Alta Mesa Resources, Inc., 15021 Katy Freeway, Suite 400, Houston, Texas 77094.

(2)
Number of shares of Class A Common Stock and Class C Common Stock owned prior to offering includes 16,548,894 shares of Class A Common Stock held of record by Silver Run Sponsor II, LLC (the “Sponsor”), 18,522,000 shares of Class A Common Stock held of record by Riverstone VI SR II Holdings, L.P. (“SR II Holdings”), 25,857,148 shares of Class A Common Stock held by Riverstone AMR Partners, L.P. (“AMR Partners”), 1,720,243 shares of Class A Common Stock held of record by Riverstone AMR Partners-U, LLC (“AMR Partners-U”), 3,127,715 shares of Class A Common Stock held of record by Riverstone AMR Partners-T, L.P. (“AMR Partners-T”) and 20,000,000 shares of Class C Common Stock held of record by Riverstone VI Alta Mesa Holdings, L.P. (“Riverstone Contributor” and, together with the Sponsor, SR II Holdings, AMR Partners, AMR Partners-U and AMR Partners-T, the “Riverstone Funds”). Maximum number of shares of Class A Common Stock to be sold pursuant to this prospectus includes 9,716,012 shares of Class A Common Stock underlying Private Placement Warrants held of record by the Sponsor, 31,855,333 shares of Class A Common Stock (including 13,333,333 shares of Class A Common Stock underlying Forward Purchase Warrants) held of record by SR II Holdings, 22,648,880 shares of Class A Common Stock (including 4,561,992 shares of Class A Common Stock underlying Private Placement Warrants) held by AMR Partners, 1,506,802 shares of Class A Common Stock (including 303,504 shares of Class A Common Stock underlying Private Placement Warrants) held of record by AMR Partners-U and 2,739,639 shares of Class A Common Stock (including 551,825 shares of Class A Common Stock underlying Private Placement Warrants) held of record by AMR Partners-T. Number of shares of Class A Common Stock owned after this offering includes 16,548,894 shares of Class A Common Stock held of record by the Sponsor, 7,770,260 shares of Class A Common Stock held by AMR Partners, 516,945 shares of Class A Common Stock held of record by AMR Partners-U and 939,901 shares of Class A Common Stock held of record by AMR Partners-T. David M. Leuschen and Pierre F. Lapeyre, Jr. are the managers of Riverstone Management Group, L.L.C. (“Riverstone Management”), which is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P. (“Riverstone/Gower”), which is the sole member of Riverstone Holdings LLC (“Holdings”), which is the sole shareholder of Riverstone Energy GP VI Corp, which is the managing member of Riverstone Energy GP VI, LLC (“Riverstone Energy GP’”) which is the general partner of Riverstone Energy Partners VI, L.P., which is the general partner of AMR Partners, the manager of AMR Partners-U and the managing member of Riverstone Energy VI Holdings GP, LLC, which is the general partner of each of the Riverstone Contributor and SR II Holdings, which is the sole and managing member of Silver Run. Riverstone Energy GP is also the sole member of

Riverstone Energy Partners VI (Non-U.S.), LLC, which is the general partner of AMR Partners-T, L.P. Riverstone Energy GP is managed by a managing committee consisting of Pierre F. Lapeyre, Jr., David M. Leuschen, E. Bartow Jones, N. John Lancaster, Baran Tekkora and Robert M. Tichio. As such, each of Riverstone Energy GP, Riverstone Energy GP VI Corp, Holdings, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by the Riverstone Funds. Each such entity or person disclaims any such beneficial ownership. The business address of each of these entities and individuals is c/o Riverstone Holdings LLC, 712 Fifth Avenue, 36th Floor, New York, NY 10019.

(3)
Includes 133,913,439 shares owned directly and 46,478,174 Earn-Out Shares. The sole general partner of the Alta Mesa Contributor is High Mesa Holdings GP, LLC (“High Mesa GP”). High Mesa, Inc. (“High Mesa”) holds a majority of the outstanding limited partner interests in the Alta Mesa Contributor and all of the outstanding limited liability company interests in High Mesa GP. The interests of the Alta Mesa Contributor are beneficially owned (either directly or through interests in High Mesa) by three groups, each consisting of affiliated parties: (i) AM MME Holdings, LP, Galveston Bay Resources Holdings, LP, Petro Acquisitions Holdings, LP, Petro Operating Company Holdings, Inc., Harlan H. Chappelle, Gene Cole, Mike McCabe, Dale Hayes, AM Equity Holdings, LP and MME Mission Hope, LLC (collectively, the “Management Holders”), (ii) HPS Investment Partners, LLC, Mezzanine Partners II Delaware Subsidiary, LLC, Offshore Mezzanine Partners Master Fund II, L.P., Institutional Mezzanine Partners II Subsidiary, L.P., AP Mezzanine Partners II, L.P., The Northwestern Mutual Life Insurance Company, The Northwestern Mutual Life Insurance Company for its Group Annuity Separate Account, Northwestern Mutual Capital Strategic Equity Fund III, LP, KCK-AMIH, Ltd. and United Insurance Company of America, Jade Real Assets Fund, L.P. (collectively, the “HPS Alta Mesa Holders”) and (iii) Bayou City Energy Management, LLC, BCE-MESA Holdings, LLC, and BCE-AMH Holdings, LLC (collectively, the “Bayou City Holders”). The Class C Common Stock owned by the Alta Mesa Contributor is subject to a voting agreement pursuant to which the Alta Mesa Contributor will vote the shares of Class C Common Stock proportionately in accordance with the express direction of the HPS Alta Mesa Holders, the Bayou City Holders and the Management Holders, respectively, based upon the relative ownership in the Alta Mesa Contributor of each such group. Mr. Ellis (who is our Chief Operating Officer - Upstream and one of our directors), through his ownership in AM MME Holdings, LP, Galveston Bay Resources Holdings, LP, Petro Acquisitions Holdings, LP, Petro Operating Company Holdings, Inc. and AM Equity Holdings, LP, will effectively control the vote of the Management Holders, and as a result, may be deemed to beneficially own the Class C Common Stock beneficially owned by each such entity. William W. McMullen (who is one of our directors) through his ownership of the Bayou City Holders may be deemed to beneficially own the shares beneficially owned by the Bayou City Holders. Mr. Ellis, Mr. McMullen, the Management Holders, the HPS Alta Mesa Holders and the Bayou City Holders disclaim beneficial ownership of the shares of the Alta Mesa Contributor and the other Alta Mesa Contributor holders except to the extent of their respective pecuniary interests therein. 1,197,934 shares of Class C Common Stock were issued to the Alta Mesa Contributor post closing of the Business Transaction and were not registered in this offering.

(4)
The members of the Kingfisher Contributor are (i) ARM-M I, LLC, a Delaware limited liability company (“ARMMI”), (ii) HMS Kingfisher HoldCo, LLC, a Delaware limited liability company (“HMS”), and (iii) Mezzanine Partners II Delaware Subsidiary, LLC, a Delaware limited liability company, KFM Offshore, LLC, a Delaware limited liability company, KFM Institutional, LLC, a Delaware limited liability company, AP Mezzanine Partners II, L.P., a Delaware limited partnership, and Jade Real Assets Fund, L.P., a Delaware limited partnership, each of which is directly or indirectly managed by HPS Investment Partners, LLC (collectively, the “HPS Kingfisher Holders”). ARMMI, HMS and the HPS Kingfisher Holders disclaim beneficial ownership of the shares held by the Kingfisher Contributor, except to the extent of their respective pecuniary interests therein. The business address of the Kingfisher Contributor is 20329 State Highway 249, Suite 450, Houston, Texas, 77070.

(5)
Based on information contained in Schedule 13D filed on March 21, 2018 by HPS Investment Partners, LLC (“HPS”). The principal address of HPS is 40 West 57th Street, 33rd Floor, New York, New York 10019. HPS manages, directly or indirectly, each of Mezzanine Partners II Delaware Subsidiary, LLC, KFM Offshore, LLC, a wholly-owned subsidiary of Offshore Mezzanine Partners Master Fund II, L.P., KFM Institutional, LLC, a wholly-owned subsidiary of Institutional Mezzanine Partners II Subsidiary, L.P., AP Mezzanine Partners II, L.P., and Jade Real Assets Fund, L.P. (collectively, the “HPS Kingfisher Members”), and HPS, Mezzanine Partners II Delaware Subsidiary, LLC, Offshore Mezzanine Partners Master Fund II, L.P., Institutional Mezzanine Partners II Subsidiary, L.P., AP Mezzanine Partners II, L.P., The Northwestern Mutual Life Insurance Company, The Northwestern Mutual Life Insurance Company for its Group Annuity Separate Account, Northwestern Mutual Capital Strategic Equity Fund III, LP, KCK-AMIH, Ltd., United Insurance Company of America, and Jade Real Assets Fund, L.P. (collectively, the “HPS Alta Mesa Holders”). Therefore, HPS may be deemed to be the beneficial owner of all shares of the Issuer’s Class A Common Stock beneficially owned by each of the HPS Kingfisher Members and the HPS Alta Mesa Holders. Included in the HPS Alta Mesa Holders’ beneficial ownership, HPS manages, directly or indirectly, the HPS Alta Mesa Holders that indirectly own, through High Mesa, Inc. (“High Mesa”), a certain percentage of ARM-M I, LLC, a member of the Kingfisher Contributor (“ARM-MI”), and HMS Kingfisher HoldCo, LLC, a member of the Kingfisher Contributor

(“HMS”); therefore, HPS may be deemed to be the beneficial owner of such proportionate percentage of shares of the Issuer’s Class A Common Stock beneficially owned by High Mesa through High Mesa’s direct ownership of HMS and partial indirect ownership of ARM-MI.

(6)
The Class C Common Stock represents MME Mission Hope, LLC’s ownership in the shares owned by High Mesa Holdings, LP. MME Mission Hope, LLC received its securities as a distribution arising out of its ownership in High Mesa Holdings, LP. Hal Chappelle is the manager of MME Mission Hope, LLC and it is owned by National Philanthropic Trust. Mr. Chappelle disclaims ownership of any of the shares owned by MME Misssion Hope, LLC.

(7)
The business address of Zavanna, LLC is Tabor Center, 1200 17th Street, Suite 2000, Denver, Colorado 80202. Zavanna, LLC received its securities as a distribution arising out of its ownership in ARM-M I, LLC.